================================================================================
                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 XOOM.com, Inc.
                             a Delaware corporation

                           MightyMail Networks, Inc.
                            a California corporation

                                      and

                           XOOM Acquisition Sub, Inc.
                             a Delaware corporation


                            Dated as of May 3, 1999



================================================================================

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

1.   The Merger; Effective Time......................................  1

     1.1  The Merger.................................................  1

     1.2  Effective Time of the Merger...............................  2

     1.3  The Merger Consideration...................................  2

     1.4  Escrow.....................................................  2

2.   Purchaser and the Surviving Corporation.........................  2

     2.1  Articles of Incorporation of the Surviving Corporation.....  2

     2.2  Bylaws of the Surviving Corporation........................  2

     2.3  Directors and Officers of the Surviving Corporation........  2

3.   Treatment of Shares.............................................  3

     3.1  Exchange of Shares.........................................  3

     3.2  Mechanics of Exchange......................................  4

     3.3  No Further Rights in Stock.................................  5

     3.4  Closing....................................................  5

     3.5  Supplementary Action.......................................  6

     3.6  Dissenting Shares..........................................  6

4.   Closing Conditions..............................................  7

     4.1 Conditions Precedent to Obligations of the Purchaser
         and Merger Sub..............................................  7

     4.2  Conditions Precedent to Obligations of the Company and
          the Selling Shareholders...................................  9

5.   Representations and Warranties of the Company and the Selling
     Shareholders....................................................  10

      5.1  Organization, Good Standing, Qualification................  10

      5.2  Articles of Incorporation and Bylaws; Records.............  10

      5.3  Capitalization............................................  11

      5.4  Authority; Binding Nature of Agreements...................  12

      5.5  Non-Contravention; Consents...............................  12

      5.6  Intellectual Property.....................................  13

      5.7  Proceedings; Orders.......................................  14

      5.8  Financial Statements......................................  15

                                                                       Page
                                                                       ----

     5.9  Title to Assets..............................................  15

     5.10  Contracts...................................................  16

     5.11  Employees...................................................  17

     5.12  Compliance with Legal Requirements..........................  17

     5.13  Governmental Authorizations.................................  18

     5.14  Tax Matters.................................................  18

     5.15  Securities Laws Compliance; Registration Rights.............  20

     5.16  Finders and Brokers; Fees...................................  20

     5.17  Environmental Compliance....................................  20

     5.18  Insurance...................................................  20

     5.19  Related Party Transactions..................................  21

     5.20  Absence of Changes..........................................  21

     5.21  The Selling Shareholders; Investment Intent and
           Restrictions................................................  23

     5.22  Powers of Attorney..........................................  26

     5.23  Benefit Plans; ERISA........................................  26

     5.24  Full Disclosure.............................................  28

     5.25  Due Diligence Information...................................  29

6.   Representations and Warranties of the Purchaser and Merger Sub....  29

      6.1  Organization, Good Standing, Authority; Binding Nature
           of Agreement................................................  29

      6.2  Investment Representations..................................  29

      6.3  Purchaser Stock.............................................  30

      6.4  Authority; Binding Nature of Agreements.....................  30

      6.5  Non-Contravention; Consents.................................  30

      6.6  Finders and Brokers.........................................  31

      6.7  Reports and Financial Statements; Absence of Certain
           Changes.....................................................  31

      6.8  Compliance with Applicable Law..............................  32

      6.9  Complete Copies of Requested Reports........................  32

     6.10  Full Disclosure.............................................  33

     6.11  Contracts...................................................  33

7.   Pre-Closing Covenants of the Company and the Selling
     Shareholders......................................................  33

     7.1  Corporate Proceedings; Shareholder Approval..................  33

                                                                         Page
                                                                         ----

     7.2  Access and Investigation......................................  34

     7.3  Operation of Business.........................................  34

     7.4  Filings and Consents..........................................  36

     7.5  Notification; Updates to Disclosure Schedule..................  37

     7.6  No Negotiation................................................  37

     7.7  Best Efforts..................................................  38

8.   Pre-Closing Covenants of the Purchaser.............................  38

     8.1  Corporate Proceedings.........................................  38

     8.2  Access and Investigation......................................  38

     8.3  Filings and Consents..........................................  39

     8.4  Notification..................................................  39

     8.5  Best Efforts..................................................  40

9.     Other Agreements.................................................  40

       9.1  Registration of Company Options.............................  40

       9.2  Confidentiality.............................................  40

       9.3  Public Disclosure...........................................  40

       9.4  No Inconsistent Action......................................  40

       9.5  Restrictive Legend..........................................  40

       9.6  Market Stand-Off............................................  41

       9.7  Certain Tax Matters.........................................  41

10.    Termination......................................................  43

       10.1  Termination Events.........................................  43

       10.2  Termination Procedures.....................................  44

       10.3  Effect of Termination......................................  44

       10.4  Exclusivity of Termination Rights..........................  44

11.    Indemnification, etc.............................................  44

       11.1  Survival of Representations and Covenants..................  44

       11.2  Indemnification by the Selling Shareholders................  45

       11.3  No Contribution............................................  46

       11.4  Setoff.....................................................  46

       11.5  Defense of Third Party Claims..............................  46

                                                                                                   Page
                                                                                                   ----
      11.6  Sole Remedy............................................................................  47

      11.7  Exercise of Remedies by Indemnitees Other than Purchaser and by Selling Shareholders...  47

12.   Miscellaneous................................................................................  48

      12.1  Further Assurances.....................................................................  48

      12.2  Fees and Expenses......................................................................  48

      12.3  Attorneys' Fees........................................................................  48

      12.4  Taxes..................................................................................  48

      12.5  Governing Law; Arbitration.............................................................  48

      12.6  Successors and Assigns.................................................................  49

      12.7  Entire Agreement.......................................................................  49

      12.8  Separability...........................................................................  49

      12.9  Amendments.............................................................................  49

     12.10  Notices................................................................................  50

     12.11  Publicity and Use of Confidential Information..........................................  51

     12.12  Counterparts...........................................................................  51

     12.13  Delays or Omissions; Waivers...........................................................  51

     12.14  Remedies Cumulative; Specific Performance..............................................  52

     12.15  Headings...............................................................................  52

     12.16  Construction...........................................................................  52


                          Agreement and Plan of Merger

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of
                                             ---------
May 3, 1999, by and among XOOM.com, Inc., a Delaware corporation (the "Purchaser"), MightyMail Networks, Inc., a California corporation (the
 ---------
"Company"), XOOM Acquisition Sub, Inc., a Delaware corporation and a wholly-
 -------
owned subsidiary of Purchaser (the "Merger Sub"), the Company and Merger Sub
                                    ----------
sometimes being hereinafter collectively referred to as the "Constituent
                                                             -----------
Corporations," and the undersigned individuals and Entities (collectively, the
------------
"Selling Shareholders").  Certain capitalized terms in this Agreement are
---------------------
defined in Exhibit A.

                                    Recitals

A. The Board of Directors of Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders and shareholders, as the case may be, for Purchaser to acquire the Company by the merger of the Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth herein (the "Merger").
                                                                      ------
B. For federal income tax purposes, it is intended that the Merger constitute a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall
                                            ----
     constitute a plan of reorganization for purposes of Section 368 of the Code.

                                   Agreement

     The Purchaser, the Company and Merger Sub, intending to be legally bound, agree as follows:

1.   The Merger; Effective Time.

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation in such Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall
      ---------------------
thereupon cease. The Merger shall have the effects set forth in Sections 1107 and 1108 of the General Corporation Law of the State of California. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Purchaser.

     1.2  Effective Time of the Merger.

     The Merger shall become effective upon the completion of the filing of properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the closing of the Transactions upon satisfaction or waiver of the conditions set forth in
Section 4.  When used in this Agreement, the term "Effective Time" with respect
                                                   --------------
to the Merger shall mean the date and time at which such Certificate of Merger has been accepted for filing by the Secretary of State of California.

     1.3  The Merger Consideration.

     Purchaser shall acquire all of the outstanding shares of Common Stock, and assume all of the Company Options, for an aggregate consideration of Twenty Five Million Dollars ($25,000,000), payable in shares of Purchaser Stock (the "Merger
                                                                          ------
Consideration").  Each Selling Shareholder shall be allocated the portion of the
-------------
Merger Consideration set forth on Schedule I attached hereto in exchange for the shares of Common Stock held by such Selling Shareholder.

     1.4  Escrow.

     As the source for the payment of the Selling Shareholders' indemnification obligations set forth herein and in the Escrow Agreement, and as security for the completion of certain software development and integration tasks that are essential to the value of the assets of the Company, Purchaser will deliver to Escrow Agent under an Escrow Agreement (the "Escrow Agreement") in substantially
                                             ----------------
the form attached as Exhibit B, an amount equal to twenty percent (20%) of the Merger Consideration (the "Holdback Amount").
                           ---------------

2.   Purchaser and the Surviving Corporation.

     2.1  Articles of Incorporation of the Surviving Corporation.

     The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     2.2  Bylaws of the Surviving Corporation.

     The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.3  Directors and Officers of the Surviving Corporation.
          (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

3.   Treatment of Shares.

     3.1  Exchange of Shares.

     At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof:

          (a) The shares of Merger Sub common stock, $.0001 par value, which shall be outstanding immediately prior to the Effective Time of the Merger, shall be converted into the number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Merger Sub then outstanding.

          (b)  Each share of common stock of the Company (the "Common Stock"),
                                                               ------------
outstanding immediately prior to the Effective Time (such outstanding shares hereinafter referred to as the "Stock") shall at the Effective Time, by virtue
                                -----
of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a portion of the Merger Consideration equal to the number of shares of Purchaser Stock derived by obtaining the product of
(i) a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Average Purchaser Stock Price prior to the Closing Date times (ii) a fraction, the numerator of which is one and the denominator of which is the sum of (x) the number of shares of Stock plus (y) the number of shares of Common Stock reserved in the Option Pool but not yet issued and outstanding (such product, the "Exchange Ratio").
                                --------------
          (c) At the Effective Time, all Company Options shall be assumed by Purchaser in accordance with provisions described below.

               (i) At the Effective Time, each Company Option, whether vested or unvested, shall be, in connection with the Merger, assumed by the Purchaser. Each Company Option so assumed by the Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company's 1999 Stock Option Plan (the "Option Plan") and/or as provided in
                                           -----------
the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of the Common Stock of the Purchaser equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of the common stock of the Purchaser and (B) the per share exercise price for the shares of the common stock of the Purchaser issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

               (ii) It is the intention of the parties that the Company Options assumed by the Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

               (iii) Promptly following the Effective Time, the Purchaser will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by the Purchaser.

          (d) The Holdback Amount shall be held by the Escrow Agent as provided for in Section 1.4 hereof and in the Escrow Agreement, and each Selling Shareholder shall be paid such Selling Shareholder's allocable portion of the Merger Consideration set forth in Schedule I attached hereto less such Selling Shareholder's pro rata portion of the Holdback Amount, without interest thereon, upon the surrender of the certificates formerly representing the Stock in accordance with Section 3.2 of this Agreement.

          (e) No fraction of a share of Purchaser Stock shall be issued in the Merger. In lieu of fractional shares, the Selling Shareholders upon surrender of their Certificates as set forth in Section 3.2 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by the Average Purchaser Stock Price prior to the Closing Date.

          (f) The shares of Purchaser Stock issued in connection with the Transactions will not be registered under the Securities Act. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

     3.2  Mechanics of Exchange.

          (a) At the Effective Time, each Selling Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Effective Time represented the Stock (the "Certificates"), and which were
                                           ------------
converted into the right to receive a portion of the Merger Consideration, to Purchaser for cancellation in exchange for such Selling Shareholder's allocable portion of the Merger Consideration as set forth on Schedule I attached hereto, less such Selling Shareholder's pro rata portion of the Holdback Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to the Purchaser.

          (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing the Stock set forth on Schedule I attached hereto are presented to the Surviving Corporation for payment, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration in accordance with the procedures set forth in this Section.

          (c) At or prior to the Effective Time of the Merger, Purchaser shall deliver irrevocably to the Escrow Agent shares of Purchaser Stock in an aggregate amount equal to the Holdback Amount.

          (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Selling Shareholder claiming such Certificate to be lost, stolen or destroyed, Purchaser will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration for which the shares of Stock represented by the Certificate are exchanged in accordance with this
Section 3. When authorizing such issuance in exchange therefor, Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require such Selling Shareholder to give Purchaser a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (e)  Purchaser may, at its option, meet its obligations under this
Section 3.2 through a bank or trust company selected by Purchaser to act as exchange agent in connection with the Transactions.

          (f) If any certificate for Purchaser Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall (i) pay to Purchaser any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of Purchaser that such tax has been paid or is not applicable.

          (g) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any other party hereto shall be liable to a holder of shares of Stock for any portion of the Merger Consideration, or dividend on shares of Purchaser Stock issued as part of the Merger Consideration, or in accordance with Section 3.1 the cash payment for any fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.3  No Further Rights in Stock.

     All cash, cash equivalents or securities received by each Selling Shareholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Selling Shareholder's shares of Stock. At the Effective Time of the Merger, the Selling Shareholders shall cease to have any rights with respect to shares of Stock, and their sole right shall be to receive the Merger Consideration.

3.4  Closing.

     The closing of the Transactions (the "Closing") shall take place at the
                                           -------
offices of Morrison & Foerster llp, 425 Market Street, San Francisco, California 94105-2482 at 9:00 a.m., local time, on the later of (x) May 3, 1999 or (y) the second business day after the day on which all of the conditions set forth in Sections 4.1 and 4.2 hereof are satisfied or waived, or at such other date, time and place as the parties shall otherwise agree (the date of such Closing, the "Closing Date").
                   -------------

     3.5  Supplementary Action.

     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.6  Dissenting Shares

          (a) If holders of Stock are entitled to dissent from the Merger and demand appraisal of the Stock under applicable law (each person electing to exercise such rights, a "Dissenting Holder"), any shares of Stock held by a
                         -----------------
Dissenting Holder as to which appraisal has been so demanded in accordance with applicable law ("Dissenting Shares") shall not be exchanged as described in
                 -----------------
Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, that each share of Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of Stock, in either case pursuant to applicable law, shall not be deemed a Dissenting Share, but shall be deemed to be converted, as of the Effective Time, into the applicable portion of the Merger Consideration.

          (b) The Company shall give Purchaser prompt notice of any written demands for appraisal of any shares of Stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal. The Company shall not voluntarily make any payment with respect to any demands or potential demands for appraisal of Stock or offer to settle or settle any such demands or potential demands. Purchaser shall be responsible for any settlement of claims with respect to any Dissenting Shares, which settlements may be paid in cash, Purchaser Stock or such other consideration as Purchaser may determine, except as otherwise required under applicable law.

4.   Closing Conditions.

     4.1  Conditions Precedent to Obligations of the Purchaser and Merger Sub.

     The Purchaser's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by the Purchaser and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 12.13):

          (a) the representations and warranties made by the Selling Shareholders and the Company in Section 5 hereof or in any other Transactional Agreement shall have been true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, without giving effect to any Disclosure Schedule update;

          (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Selling Shareholders and/or the Company on or prior to the Closing shall have been performed or complied with in all material respects;

          (c) the Selling Shareholders or the Company, as the case may be, shall have delivered the following documents to the Purchaser:

               (i) the Escrow Agreement, duly executed by the Selling Shareholders;

               (ii) a Registration Rights Agreement in the form of Exhibit C (the "Rights Agreement"), duly executed by the Selling Shareholders;
      ----------------

               (iii) the Employment and Non-Competition Agreement substantially in the form of Exhibit D, duly executed by each of the Key Employees;

               (iv) the legal opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, counsel to the Selling Shareholders and the Company, dated the Closing Date, in substantially the form of Exhibit E;

               (v)    a certificate (the "Selling Shareholders Closing
                                        ----------------------------
Certificate" and the "Company Closing Certificate," respectively) executed by
----------            ---------------------------
the Selling Shareholders and a senior executive officer of the Company, respectively, dated as of the Closing, and certifying to the satisfaction of the conditions specified in Sections 4.1(a) and (b);

               (vi)   the written resignations of the members of the Company
Board;

               (vii) written evidence reasonably satisfactory to Purchaser and its counsel of the grant of Company Options to the employees of the Company as set forth on Schedule II attached hereto;

               (viii) written evidence reasonably satisfactory to Purchaser and its counsel of the conversion of all of the Company Preferred Stock into Common Stock;

               (ix) such other documents reasonably satisfactory to Purchaser as the Purchaser may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by the Company or the Selling Shareholders, (B) evidencing the compliance by the Company or the Selling Shareholders with, or the performance by the Company or the Selling Shareholders of, any covenant or obligation set forth in this Agreement or any other Transactional Agreement, (C) evidencing the satisfaction of the conditions set forth in this Section 4.1, or (D) otherwise facilitating the consummation or performance of any of the Transactions;

          (d) each of the Key Employees shall have accepted employment with Purchaser (or one of Purchaser's subsidiaries);

          (e) to the satisfaction of Purchaser and its counsel, the offer and sale of the Purchaser Stock pursuant to the terms of this Agreement shall comply with an exemption from registration under the Securities Act and/or any applicable federal or state securities laws and regulations;

          (f) all corporate and other proceedings required to be taken on the part of the Company and the Selling Shareholders in connection with this Agreement, the Transactional Agreements and the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Purchaser and its counsel;

          (g) there shall not be Dissenting Shares constituting more than one percent (1%) of the capital stock of the Company calculated on a fully-diluted basis;

          (h) the Purchaser's Board of Directors shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by Purchaser and shall have approved the consummation of the Transactions;

          (i)  each of the Consents identified or required to be identified in
Part 5.5 of the Disclosure Schedule shall have been obtained and shall be in full force and effect ;

          (j) there shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement;

          (k) there shall not have been commenced or expressly threatened against the Purchaser or any of its affiliates any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or have a material adverse effect on the Company;

          (l) no Person shall have made or expressly threatened any claim asserting that such Person (i) may be the holder or the beneficial owner or, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the Merger Consideration; and

          (m) neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or the Company, or any Person affiliated with the Purchaser or the Company, to suffer any material adverse consequence under, (a) any applicable legal requirement or Order, or (b) any legal requirement or Order that has been proposed by or before any Governmental Body.

     4.2 Conditions Precedent to Obligations of the Company and the Selling Shareholders.

     The Company's obligation to take the actions required to be taken by the Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in accordance with Section 12.13):

          (a) the representations and warranties made by the Purchaser and Merger Sub in Section 6 and in any other Transactional Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

          (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Purchaser and Merger Sub on or prior to the Closing shall have been performed or complied with in all material respects;

          (c) the Purchaser shall have delivered the following documents to the Selling Shareholders and/or the Company, as the case may be, duly executed by the Purchaser:

               (i)   the Escrow Agreement;

               (ii)  the Rights Agreement;

               (iii) the Employment and Non-Competition Agreements;

               (iv) the legal opinion of Morrison & Foerster LLP, counsel to Purchaser, dated the Closing Date, in substantially the form of Exhibit F; and

               (v)  a certificate (the "Purchaser Closing Certificate") executed
                                        -----------------------------
by a senior executive officer of the Purchaser, dated the Closing Date and certifying to the satisfaction of the conditions specified in Sections 4.2(a) and (b);

          (d) all corporate and other proceedings required to be taken on the part of the Purchaser and Merger Sub in connection with the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Company and its counsel;

          (e) neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Selling Shareholders to suffer any adverse consequence under, (i) any applicable legal requirement or Order, or (ii) any legal requirement or Order that has been proposed by or before any Governmental Body; and

          (f) there shall have been no material adverse change in the Purchaser's business, condition assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

5.   Representations and Warranties of the Company and the Selling Shareholders.

     Except as specifically set forth in the disclosure schedule provided by the Company and attached hereto (the "Disclosure Schedule"), the parts of which are
                                  -------------------
numbered to correspond to the Section numbers of this Agreement, the Selling Shareholders (solely for the purposes of Section 5.21) and the Company hereby represent and warrant to each Indemnitee as follows:

     5.1  Organization, Good Standing, Qualification.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

          (b) The Company has never approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

          (c) The Company has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

          (d) The Company was never operated as a sole proprietorship, or any other business entity, prior to its incorporation.

     5.2  Articles of Incorporation and Bylaws; Records.

          (a) The Company has delivered to the Purchaser accurate and complete copies of:

               (i) the Company's Articles of Incorporation and bylaws, including all amendments thereto, as presently in effect;

               (ii)   the stock records of the Company; and

               (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board and all committees of the Company Board.

There have been no meetings or other proceedings of the shareholders of the Company, the Company Board or any committee of the Company Board that are not memorialized in such minutes or other records.

          (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 5.2 of the Disclosure Schedule.

          (c) There has not been any material violation of the Company's Articles of Incorporation or bylaws or of any resolution adopted by the Company's shareholders, the Company Board or any committee of the Company Board.

     5.3  Capitalization.

          (a) As of May 3, 1999, the authorized capital stock of the Company consists of thirty million (30,000,000) shares of capital stock, comprised of twenty million (20,000,000) shares of Common Stock, of which three million four hundred sixty five thousand eight hundred fifty eight (3,465,858) shares are issued and outstanding, and ten million (10,000,000) shares of Preferred Stock, one million six hundred twenty thousand (1,620,000) shares of which are designated Series A Preferred Stock, of which one million two hundred seventy thousand (1,270,000) shares are issued and outstanding (the "Company Preferred
                                                             -----------------
Stock"), all of which Company Preferred Stock shall be converted into Common
-----
Stock conditioned upon the Closing and immediately prior to the Effective Time. No other shares of capital stock are issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable legal requirements. Schedule II accurately sets forth (i) the names of the employees/consultants who have been granted Company Options; (ii) the number of Company Options held by such employees as of the date of this Agreement; and/or
(iii) the number of Company Options to be granted to such employees/consultants prior to the Closing.

          (b) Except as set forth on Schedule II or Part 5.3 of the Disclosure Schedule, there is no:

               (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

               (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or

               (iii) to the knowledge of the Company, condition or circumstance that may directly or indirectly give rise to or provide a basis for a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) The Company has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities, except from employees of the Company pursuant to the terms of the Option Plan.

     5.4  Authority; Binding Nature of Agreements.

     The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by the Company of this Agreement and such Transactional Agreements have been duly authorized by all necessary action on the part of the Company Board and its shareholders. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     5.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Company will not, directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a material violation of
(i) the Company's Articles of Incorporation or bylaws, or (ii) any resolution adopted by the Company Board or any committee thereof or the shareholders of the Company;

          (b) to the knowledge of the Company, contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief (other than statutory dissenters' rights) under, any legal requirement or any Order to which the Company or any material assets owned or used by it are subject;

          (c) to the knowledge of the Company, cause any material assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the knowledge of the Company, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the material assets owned or used by the Company;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Company Contract;

          (f) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

          (g) result in the imposition or creation of any encumbrance upon or with respect to any material asset owned or used by the Company.

Except as set forth in Part 5.5 of the Disclosure Schedule and as contemplated in this Agreement and the other Transactional Agreements, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

     5.6  Intellectual Property.

          (a) Part 5.6 of the Disclosure Schedule sets forth a complete list, in all material respects, of all patents, trademarks, copyrights, registered maskworks, trade names and service marks, and any applications therefor in respect of any of the foregoing, included in the Company's Proprietary Assets, and specifies, where applicable, the jurisdictions in which each such Proprietary Assets has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Part
5.6 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other Person is currently authorized to use any of the Company's Proprietary Assets (excluding object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User
                                                               --------
Licenses")) or other trade secret material to the Company, and includes the
--------
identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in material violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as set forth in Part 5.6 and except for any consents to transfer required under any Company Contract, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, (i) will not cause the Company to be in material violation or default under any such license, sublicense or agreement,
(ii) will not entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) will not require the Company to repay any funds already received by it from a third party.

          (b) Except as set forth in Part 5.6, the Company has all right, title and interest in and to and is the sole and exclusive owner or licensee of (free and clear of any liens or encumbrances), the Company's Proprietary Assets, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company's Proprietary Assets are being used.

          (c) Except as set forth in Part 5.6, no claims with respect to the Company's Proprietary Assets have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by the Company infringes on any third party's Proprietary Assets; (ii) against the use by the Company used in the Company's business as currently conducted; or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company's Proprietary Assets. To the Company's knowledge, all registered patents, trademarks, service marks and copyrights held by the Company, if any, are valid and subsisting.

          (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company's Proprietary Assets by any third party, including any employee or former employee of the Company.

          (e) None of the Company's Proprietary Assets or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

          (f) The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its current or anticipated products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

          (g) Each employee and consultant identified on the Disclosure Schedule has executed the Company's form of proprietary information and invention agreement in substantially the form provided to Purchaser and its counsel.

      5.7  Proceedings; Orders.

          (a) There is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding:

               (i) that (x) involves the Company or (y) otherwise relates to or might affect the Company's business or any of the material assets owned or used by the Company (whether or not the Company is named as a party thereto), other than Proceedings to which the Company is not a party that would affect businesses generally; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or the Company's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) The Company has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part 5.7 of the Disclosure Schedule, if any.

          (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

          (d) To the Company's knowledge, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     5.8  Financial Statements.

          (a) The Company has delivered to the Purchaser the following financial statements and notes (collectively, the "Financial Statements"), which
                                                   --------------------
are attached as Exhibit G:

               (i) the unaudited balance sheet of the Company as of December 31, 1998, and the related unaudited statement of operations of the Company for the period ended December 31, 1998; and

               (ii) the unaudited balance sheet of the Company as of March 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited
           -------------------------------
statement of operations of the Company for the three (3) months then ended.

          (b) All the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of the Company and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. The Financial Statements have been prepared using the income tax method of accounting (cash basis) used by the Company to prepare the Company Returns, applied on a consistent basis throughout the periods covered.

          (c) As of the date of this Agreement, the Company has no Liabilities in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet and Liabilities arising out of the Transactional Agreements and the Company Contracts.

     5.9  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, free and clear of any material encumbrances, except liens for current taxes and assessments not delinquent.

          (b) Part 5.9(b) of the Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by the Company with a value over Ten Thousand Dollars ($10,000), and sets forth the original cost and book value of each of said assets.

          (c)  Each asset identified in Part 5.9(b) of the Disclosure Schedule:

               (i) is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and

               (ii) is adequate for the uses to which it is being put.

          (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 5.9(d) of the Disclosure Schedule (the "Leased Premises").
                                                           ---------------
Part 5.9(d) of the Disclosure Schedule lists the premises covered by said leases. The Company enjoys peaceful and undisturbed possession of such premises.

          (e) Part 5.9(e) of the Disclosure Schedule identifies all tangible assets that are leased to the Company that have a value in excess of Ten Thousand Dollars ($10,000). All leases pursuant to which the Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the knowledge of the Company, there exists no default thereunder.

     5.10  Contracts.

          (a) Part 5.10 of the Disclosure Schedule identifies and describes each material Company Contract. The Company has delivered to the Purchaser accurate and complete copies of all Company Contracts identified in Part 5.10 of the Disclosure Schedule, including all amendments thereto.

          (b) Each Company Contract is currently valid and in full force and effect, and is enforceable by the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) The Company is not in material default under any Company Contract, and, to the knowledge of the Company, (i) no Person has violated or breached, or declared or committed any material default under, any Company Contract; and (ii) the Company has not waived any of its rights under any Company Contract.

          (d) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) the Company has never been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

          (e) No Person is renegotiating any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

          (f) Part 5.10(f) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Company Contract (other than this Agreement and the Transactional Agreements) as to which any bid, offer, written proposal, term sheet or similar document has been submitted to or received by the Company and is outstanding and which would be material to the business or prospects of the Company.

          (g) No party to any Company Contract has notified the Company to the effect that the Company has failed to perform a material obligation thereunder.

     5.11  Employees.

          (a) Part 5.11(a) of the Disclosure Schedule contains a list of all employees of the Company as of the date of the Agreement and their respective titles and annualized compensation.

          (b) Part 5.11(b) of the Disclosure Schedule contains a list of Persons who are currently performing services for the Company business and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

          (c) The Company has no collective bargaining agreements, union contracts with any of its employees. To the knowledge of the Company, there is no labor union organizing activity pending or threatened with respect to the Company. The employment of each of the Company's employees is terminable by the Company at will; and, except as set forth in Part 5.11(c) of the Disclosure Schedule, no employee has any agreement or contract, written or verbal, regarding his or her employment.

          (d) To the Company's knowledge, (i) no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company, and (ii) the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the knowledge of the Company, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with the Company, and no employee of the Company has received an offer to join a business that is or likely would be competitive with the Company's business.

     5.12  Compliance with Legal Requirements.

          (a) The Company is in full compliance with each legal requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) The Company has not received, at any time, any notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement by the Company, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials, except to the extent noncompliance would not materially adversely effect the Company's business prospects or financial condition.

     5.13  Governmental Authorizations.

          (a) Part 5.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company. The Company has delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 5.13 of the Disclosure Schedule is valid and in full force and effect.

          (b) The Governmental Authorizations identified in Part 5.13 of the Disclosure Schedule constitute all the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     5.14  Tax Matters.

          (a) Except to the extent set forth in Part 5.14 of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          (b) Part 5.14 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Company Returns"). All Company Returns (i) have been, or will be,
               ---------------
filed when due, and (ii) have been, or will be when filed, accurately and completely prepared pursuant to applicable law. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been paid on or before the Closing Date. The Company has delivered to the Purchaser copies of all Company Returns filed by or on behalf of the Company or any other entity acquired by or merged into the Company prior to the Closing Date.

          (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and the Company has disclosed the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

          (d) Part 5.14 of the Disclosure Schedule identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to the Purchaser copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (e) No claim or other Proceeding is pending or has been threatened in writing or orally (formally or informally) against or with respect to the Company in respect of any Tax. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations
Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. Except as set forth in Part 5.14 of the Disclosure Schedule, the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. None of the assets of the Company (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not participated in an international boycott as defined in Code Section 999. The Company does not have a "permanent establishment," as defined in any applicable Tax treaty or convention of the United States of America, or fixed place of business in any foreign country.

          (f) The Company is not party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Except as set forth in Part 5.14 of the Disclosure Schedule, the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and has not otherwise assumed the tax liability of any other Person under contract.

          (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) The Company has no net operating losses or other tax attributes presently subject to limitation under Code Section 382, 383 or 384, or the federal consolidated return regulations.

          (i) The Company's final 1999 U.S. income tax return to be prepared pursuant to Section 12.4(b) will contain, in all material respects, an accurate and complete description of the Company's tax basis in its assets, its current and accumulated earnings and profits, its tax carryovers, and any tax elections.

     5.15  Securities Laws Compliance; Registration Rights.

     The Company has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company prior to the date of this Agreement. The Company has not heretofore granted any other purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

     5.16  Finders and Brokers; Fees.

          (a) Neither the Company nor any person acting on behalf of the Company has engaged any finder, broker, intermediary or any similar person in connection with the Transactions.

          (b) The Company has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

     5.17  Environmental Compliance.

     To the knowledge of the Company, the Company is and has been at all times in compliance in all material respects with all Environmental Laws.

     5.18  Insurance.

          (a) Part 5.18 of the Disclosure Schedule sets forth each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

          (b) The Company has delivered to the Purchaser copies of all of the insurance policies identified in Part 5.18 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

          (c)  Each of the policies identified in Part 5.18 of the Disclosure
Schedule is in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. Each of the policies identified in Part 5.18 of the Disclosure Schedule will continue in full force and effect following the Closing, and the Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to the Company.

          (d) There is no pending claim under or based upon any of the policies identified in Part 5.18 of the Disclosure Schedule, and, to the Company's knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (e)  The Company has not received:

               (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 5.18 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

               (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part
5.18 of the Disclosure Schedule.

     5.19  Related Party Transactions.

          (a) No Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of the Company or any Company Contract.

          (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to the Company for an amount, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000).

          (c) Since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Company Contract, transaction or business dealing of any nature involving the Company.

          (d) No Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with the Company in any market served by the Company.

     5.20  Absence of Changes.

     Since March 31, 1999:

          (a) there has not been any material adverse change in the Company's business, assets, liabilities, operations or prospects (or in any aspect or portion thereof), and, to the knowledge of the Company, no event has occurred that is likely to have a material adverse effect on the Company's business, assets, liabilities, operations or prospects (or on any aspect or portion thereof);

          (b) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

          (c) the Company has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (d) the Company has not made any individual capital expenditure in excess of Twenty Five Thousand Dollars ($25,000);

          (e) the Company has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any encumbrance;

          (f) the Company has not made any loan or advance in excess of Ten Thousand Dollars ($10,000) to any Person;

          (g) the Company has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (h) there has been no resignation or termination of employment of any officer or key employee of the Company;

          (i) there has been no borrowing or agreement to borrow by the Company or material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company;

          (j) the Company has not discharged any encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and (ii) have been discharged or paid in the Ordinary Course of Business;

          (k)  the Company has released or waived any material right or claim;

          (l) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

          (m) the Company has not received notice that there has been a loss of, or cancellation of a material order by, any customer of the Company; and

          (n) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (m) above.

     5.21  The Selling Shareholders; Investment Intent and Restrictions.

     Each Selling Shareholder, severally and not jointly, represents and warrants as follows:

          (a) As of the Effective Time, the Selling Shareholder will own, beneficially and of record, that number of shares of Common Stock specified opposite the Selling Shareholder's name on Schedule I attached hereto, free and clear of any encumbrances. The Selling Shareholder has delivered to the Purchaser copies of the stock certificate(s) evidencing the Stock.

          (b) The Selling Shareholder has the absolute and unrestricted right, power and authority to enter into and to perform his respective obligations under this Agreement and the other Transactional Agreements to which he is contemplated to be a party. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Selling Shareholder, enforceable against him in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) To the knowledge of the Selling Shareholder, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Selling Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Selling Shareholder is subject.

          (d) There is no pending Proceeding, and, to the knowledge of the Selling Shareholder, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying or making illegal, any of the Transactions or the Selling Shareholder's ability to comply with or perform his obligations and covenants under the Transactional Agreements; and, to the knowledge of the Selling Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (e) The Selling Shareholder is not subject to any Order that relates to the Company's business or to any of the assets owned or used by the Company.

          (f) To the knowledge of the Selling Shareholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of the Selling Shareholder to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements .

          (g) To the knowledge of the Selling Shareholder, no Governmental Body has proposed any legal requirement (other than any legal requirement that would be applicable generally to the Internet communications industry) that, if adopted or otherwise put into effect, may adversely affect his ability to comply with or perform any of his covenants or obligations under this Agreement and the other Transactional Agreements.

          (h) Neither the Selling Shareholder nor any person acting on his behalf has negotiated with any finder, broker, intermediary or any similar person in connection with the transactions contemplated herein.

          (i) All information regarding the Selling Shareholder that such Selling Shareholder has furnished to the Purchaser or any of its representatives is accurate and complete in all material respects.

          (j) The Selling Shareholder has the capacity and financial capability to comply with and perform all his covenants and obligations under this Agreement and each of the other Transactional Agreements.

     With respect to the Purchaser Stock, each Selling Shareholder further represents and warrants as follows:

          (k) The Selling Shareholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

          (l) The Selling Shareholder, by reason of its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Purchaser Stock and making an informed investment decision, (ii) protecting its own interest and (iii) bearing the economic risk of such investment. If the Selling Shareholder retained a purchaser's representative with respect to the investment in Purchaser Stock that may be made hereby then the Selling Shareholder shall, prior to or at the Closing, (i) acknowledge in writing such representation and
(ii) cause such representative to deliver a certificate to Purchaser containing such representations as are reasonably requested by Purchaser.

          (m) The Selling Shareholder is acquiring the Purchaser Stock for investment for the Selling Shareholder's own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein. The Selling Shareholder understands that the Purchaser Stock has not been registered under the Securities Act or state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Selling Shareholder's representations as expressed in this Agreement. The Selling Shareholder has not been formed for the specific purpose of acquiring the Purchaser Stock. The Selling Shareholder further understands that Purchaser shall have no obligation to register the Purchaser Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except pursuant to the Rights Agreement. The Selling Shareholder hereby acknowledges that because of the restrictions on transfer or assignment of the Purchaser Stock to be issued in connection with the Merger hereunder the Selling Shareholder may have to bear the economic risk of the investment commitment in Purchaser Stock for an indefinite period of time.

          (n) The Selling Shareholder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of Purchaser Stock. In furtherance of the foregoing, and in addition to any restrictions contained in this Agreement or the other Transactional Agreements, the Selling Shareholder will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any of the Purchaser Stock unless at such time at least one of the following is satisfied:

               (i) a registration statement under the Securities Act covering the Purchaser Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

               (ii) such transaction shall be permitted pursuant to the provisions of Rule 144;

               (iii) counsel representing the Selling Shareholder, satisfactory to Purchaser, shall have advised Purchaser in a written opinion letter reasonably satisfactory to Purchaser and its counsel, and upon which Purchaser and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or

               (iv) an authorized representative of the SEC shall have rendered written advice to the Selling Shareholder (sought by the Selling Shareholder or counsel to the Selling Shareholder, with a copy thereof and of all other related communications delivered to Purchaser) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated.

          (o) The Selling Shareholder has received and carefully reviewed a copy of the Information Statement.

          (p) The Selling Shareholder understands that an investment in the Purchaser Stock involves substantial risks. Selling Shareholder has been given the opportunity to make a thorough investigation of the proposed activities of Purchaser and, upon request to Purchaser, has been furnished with materials relating to Purchaser and its proposed activities, including, without limitation, a copy of Purchaser's Registration Statement on Form S-1 dated April 9, 1999 (the "Registration Statement") and the Purchaser SEC Reports. The
              ----------------------
Selling Shareholder has been afforded the opportunity to obtain any additional information deemed necessary by the Selling Shareholder to verify the accuracy of any representations made or information conveyed to the Selling Shareholder. The Selling Shareholder confirms that all documents, records and books pertaining to its investment in Purchaser Stock and requested by the Selling Shareholder have been made available or delivered to the Selling Shareholder. The Selling Shareholder has had an opportunity to ask questions of and receive answers from Purchaser, or from a person or persons acting on Purchaser's behalf, concerning the terms and conditions of this investment. The Selling Shareholder acknowledges that it has been informed by Purchaser prior to making its investment decision that (i) Purchaser has been approached from time to time to consider and evaluate potential business combinations, some of which could have resulted in a change in control of Purchaser, (ii) Purchaser is currently engaged in discussions relating to a business combination that could result in a change in control of Purchaser, (iii) it is uncertain whether Purchaser will enter into any such transaction and (iv) if Purchaser should enter into any such transaction, it is uncertain what the final terms of such transaction would be. The Selling Shareholder has relied upon, and is making its investment decision upon, the Registration Statement, the Information Statement and other information publicly available about Purchaser.

          (q) The Selling Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Selling Shareholder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Company or any of such other parties to the Selling Shareholder.

     5.22  Powers of Attorney.

     The Company has not given a power of attorney to any Person.

     5.23  Benefit Plans; ERISA.

          (a) Part 5.23 of the Disclosure Schedule lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").
 -----

          (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

          (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

          (d) The Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (e)  Each Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

          (f) All reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

          (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. To the Company's knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

          (h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

          (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

          (j)  With respect to each Plan:

               (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to the Company;

               (ii) no actions or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to the Company;

               (iii) no facts exist which could give rise to any such action or claim; and

               (iv) the Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without a material amount of liability.

          (k) Neither the Company nor any Member of the Controlled Group has any Plan-related liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that could reasonably be expected to result in a material amount of liability to the Company.

          (l) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (m) Copies of all documents creating or evidencing any Plan listed in the Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Disclosure Schedule.

          (n) All expenses and liabilities relating to contributions required by law and the terms of the Plans described in the Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     5.24  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading .

          (b) There is no fact within the knowledge of the Company (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that may have a material adverse effect on (i) the Company's business, financial condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or (ii) the ability of the Selling Shareholders or the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements to which it is contemplated to be a party.

          (c) All the information set forth in the Disclosure Schedule, and all other information (including copies of documents) regarding or relating to the Company and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its representatives by or on behalf of the Company or any of its representatives, is accurate and complete in all material respects.

     5.25  Due Diligence Information.

     The Company has provided the Purchaser and the Purchaser's representatives with full and complete access to all of the Company's records and other documents and data, and has produced all documents and related materials in response to the reasonable requests of Purchaser.

6.   Representations and Warranties of the Purchaser and Merger Sub.

     The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Selling Shareholders as follows:

     6.1  Organization, Good Standing, Authority; Binding Nature of Agreement.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Purchaser has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

          (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted

     6.2  Investment Representations.

          (a) The Purchaser understands that the Stock has not been registered under the Securities Act. The Purchaser also understands that the Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Section 6.2.

          (b) The Purchaser is acquiring the Stock for the Purchaser's own account for investment only, and not with the current intention of making a public distribution thereof.

          (c) The Purchaser represents that by reason of its, or of its management's business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the Transactions contemplated in this Agreement and the other Transactional Agreements. The Purchaser is able to bear the loss of its entire investment in the Company. The Purchaser is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction.

          (d) The Purchaser is an accredited investor as that term is defined in Rule 501(a) of Regulation D, promulgated pursuant to the Securities Act.

     6.3  Purchaser Stock.

     The Purchaser Stock to be issued to the Selling Shareholders and upon exercise of the Company Options assumed by Purchaser, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued and nonassessable.

     6.4  Authority; Binding Nature of Agreements.

          (a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by the Purchaser or Merger Sub, as the case may be, in connection herewith have been duly authorized by all necessary action on the part of the Purchaser and Merger Sub and their respective board of directors.

          (b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by the Purchaser and Merger Sub each constitute the legal, valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) There is no pending Proceeding, and, to Purchaser's knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or Purchaser's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     6.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Purchaser and Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a material violation of
(i) the Purchaser and Merger Sub's Certificate of Incorporation or bylaws, or
(ii) any resolution adopted by the Purchaser and Merger Sub Board or any committee thereof or the stockholders of the Purchaser and Merger Sub;

          (b) to the knowledge of the Purchaser and Merger Sub, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Purchaser and Merger Sub or any material assets owned or used by it are subject;

          (c) to the knowledge of the Purchaser and Merger Sub, cause any material assets owned or used by the Purchaser and Merger Sub to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the knowledge of the Purchaser and Merger Sub, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or Merger Sub or any of their respective employees or that otherwise relates to the Purchaser and Merger Sub's business or to any of the material assets owned or used by the Purchaser and Merger Sub;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Purchaser Contract;

          (f) give any Person the right to any payment by the Purchaser or Merger Sub or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Purchaser or Merger Sub in favor of any Person, in any such case as a result of the change in control of Merger Sub or otherwise resulting from the Transactions; or

          (g) result in the imposition or creation of any material encumbrance upon or with respect to any material asset owned or used by the Purchaser and Merger Sub.

Except as set forth in Part 6.5 of the Disclosure Schedule and as contemplated in this Agreement and the other Transactional Agreements, the Purchaser and Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

     6.6  Finders and Brokers.

     The Purchaser and Merger Sub will indemnify the Selling Shareholders and the Company and hold them harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of the Purchaser or Merger Sub.

     6.7  Reports and Financial Statements; Absence of Certain Changes.

          (a) The Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on December 9, 1998 (all such reports, including those to be filed prior to the Closing Date, collectively, the "Purchaser SEC Reports"), and has previously
                                 ---------------------
furnished or made available to the Company true and complete copies of all the Purchaser SEC Reports filed, if any, with respect to periods ending after December 9, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Purchaser SEC Reports filed between the date hereof and the Effective Time. All of such Purchaser SEC Reports complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Purchaser SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Purchaser SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Purchaser included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Purchaser, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of the Purchaser, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and
(iii) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

          (b) Except as specifically contemplated by this Agreement or reflected in the Purchaser SEC Reports, since December 31, 1998 there has not been (i) any change or event having a material adverse effect on the Purchaser,
(ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of Purchaser other than consistent with past practices, or (iii) any material change in the Purchaser's accounting principles, procedures or methods.

     6.8  Compliance with Applicable Law.

     Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the Purchaser holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of the Purchaser is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Purchaser, except to the extent that the failure or violation would not in the aggregate have a material adverse effect.

     6.9  Complete Copies of Requested Reports.

     The Purchaser has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of the Purchaser.

     6.10  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by the Purchaser or Merger Sub in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) All of the information set forth in the Information Statement and all other information regarding the Purchaser or Merger Sub and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to the Company or any of its representatives by or on behalf of the Purchaser, Merger Sub or any of the Purchaser's representatives, is accurate and complete in all material respects.

     6.11  Contracts.

          (a) Except as set forth in Part 6.11 of the Disclosure Schedule, no Purchaser Contracts have come into existence since March 31, 1999 that will be required to be filed as exhibits to the Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

          (b) The Purchaser has previously made available for inspection and copying to the Company complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each Purchaser Contract (and any amendments or supplements thereto) listed on Part 6.11 of the Disclosure Schedule. Except as set forth on Part 6.11 of the Disclosure Schedule, (i) each Purchaser Contract (including any Purchaser Contract filed with the Purchaser SEC Reports) listed is in full force and effect; (ii) neither the Purchaser nor, to its knowledge, any other party is in material default under any such Purchaser Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default, (iii) to the knowledge of the Purchaser, there are no material disputes or disagreements between the Purchaser and any other party with respect to any such Purchaser Contract, and (iv) each other party to each such Purchaser Contract has consented or been given notice (or prior to the Closing Date shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such Purchaser Contract shall remain in full force and effect following the consummation of the Transactions, without material modification in the rights or obligations of the Purchaser thereunder.

7.   Pre-Closing Covenants of the Company and the Selling Shareholders.

     7.1  Corporate Proceedings; Shareholder Approval.

     The Selling Shareholders and the Company shall ensure that (i) resolutions (in form satisfactory to the Purchaser) of the Company Board approving or adopting, as applicable, all necessary further action of the Company Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Company's shareholders of the Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law, and (ii) the shareholders of the Company take all necessary action to approve or adopt, as applicable, the Merger. In furtherance, and not in limitation of the foregoing:

          (a) the Company, acting through the Company Board, shall, in accordance with all applicable legal requirements and its Articles of Incorporation and Bylaws (i) promptly and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its shareholders for the purpose of voting to approve and adopt the Merger and this Agreement and the other Transactional Agreements to which the Company is a party, and (ii) recommend approval and adoption of the Merger and this Agreement and the other Transactional Agreements to which the Company is a party by the Company's shareholders and allow the Purchaser to include in the Information Statement such recommendation, and take all lawful action to solicit such approval. The Company shall consult with the Purchaser as to the timing and procedures of such meeting (or consent solicitation); and

          (b) the Company will cooperate fully with respect to all requests by the Purchaser to facilitate the preparation and mailing of the Information Statement. The Company shall furnish the Purchaser with all information concerning the Company, its capital stock, the Selling Shareholders, the holders of the Company Options and other matters, and shall take all other actions, as the Purchaser may reasonably request in connection with the Information Statement. Such information provided by the Company shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Whenever the Company obtains any knowledge of any event which should be set forth in an amendment or a supplement to the Information Statement, the Company will promptly inform the Purchaser and will cooperate in mailing to the Selling Shareholders such amendment or supplement.

     7.2  Access and Investigation.

     The Company and the Selling Shareholders shall ensure that, at all times during the Pre-Closing Period:

          (a) The Company and its representatives provide the Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Purchaser may reasonably request in good faith; and

          (b) The Company and its representatives compile and provide the Purchaser and its representatives with such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request in good faith.

     7.3  Operation of Business.

     The Company and the Selling Shareholders shall ensure that, during the Pre-Closing Period:

          (a) the Selling Shareholders do not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of their Stock or any interest in or right relating to any of their Stock;

          (b) the Selling Shareholders do not permit, or offer, agree or commit (in writing or otherwise) to permit, any of the Stock to become subject, directly or indirectly, to any encumbrance;

          (c) the Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (d) the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

          (e) the Company keeps in full force all insurance policies identified in Part 5.20 of the Disclosure Schedule;

          (f) the Company's officers confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects;

          (g) the Company immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (h) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for shares for which the Company has a repurchase right under the Option Plan;

          (i) the Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, other than options to purchase up to the number of shares of Common Stock pursuant to the Option Plan set forth on Schedule II attached hereto, up to three hundred thousand (300,000) shares of Company Preferred Stock issuable upon exercise of warrants outstanding as of the date hereof and shares of Common Stock issuable upon conversion of outstanding Company Preferred Stock (including Company Preferred Stock issued upon exercise of warrants) or unless approved in advance in writing by Purchaser;

          (j) the Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, or enter into any transaction or take any other action of the type referred to in Section 5.22(c) through (n);

          (k) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (l) the Company does not make any capital expenditure, except for capital expenditures made in the Ordinary Course of Business that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed Ten Thousand Dollars ($10,000), unless approved in advance in writing by the Purchaser;

          (m) the Company does not enter into, or permit any of the material assets owned or used by the Company to become bound by, any Contract;

          (n) the Company does not incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business, unless approved in advance in writing by the Purchaser;

          (o) the Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than annual adjustments made on January 1, 1999 in the Ordinary Course of Business;

          (p) the Company does not change any of its methods of accounting or accounting practices in any respect;

          (q)  the Company does not make any Tax election;

          (r)  the Company does not commence any Proceeding; and

          (s) neither the Selling Shareholders nor the Company agrees, commits or offers (in writing or otherwise) or attempts to take any of the actions described in the preceding clauses of this Section 7.3.

     7.4  Filings and Consents.

     The Company and the Selling Shareholders shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 5.5 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part
5.5 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) the Company promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company or the Selling Shareholders during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, the Company and its representatives cooperate with the Purchaser and with the Purchaser's representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that Purchaser or Merger Sub is required or elects to make, give or obtain.

     7.5  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company and the Selling Shareholders shall promptly notify the Purchaser in writing of:

               (i) the discovery by the Company or the Selling Shareholders of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement or in any of the other Transactional Agreements; and

               (ii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.1, impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.5(a) requires any change in the Disclosure Schedule or Information Statement, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Selling Shareholders shall promptly deliver to the Purchaser an update to the Disclosure Schedule or Information Statement (a "Disclosure Schedule Update") specifying such change.
                          --------------------------
Such Disclosure Schedule Update shall be deemed to supplement or amend the Disclosure Schedule or Information Statement for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Selling Shareholders in this Agreement as of the Closing, or (ii) determining whether the conditions set forth in Section 4.1 have been satisfied, unless objected to in writing by Purchaser.

     7.6  No Negotiation.

     Neither the Company nor the Selling Shareholders nor any of their respective representatives, nor any of their employees, directors, representatives, affiliates or advisors (including, without limitation, legal, accounting, financial and investment banking advisors) will directly or indirectly on behalf of the Company or the Selling Shareholders:

          (a) enter into any agreement (or grant any option or right) to sell, transfer or otherwise dispose of the shares of capital stock or the assets of the Company or issue any controlling interest in shares of capital stock of the Company, directly or indirectly, to any person other than Company Options and shares issuable upon exercise of the Company Options in the ordinary course;

          (b) hold any discussion with, or provide any information to, any person concerning the Company in connection therewith or provide any information to, any person concerning the Company in connection therewith; or

          (c) respond to any inquiry made by any person concerning a proposed acquisition of any assets or capital stock of the Company, except to advise such person that the Company has entered into this Agreement. The Company and the Selling Shareholders further agree to advise the Purchaser immediately upon receiving any inquiry from any such person. If the Company receives a bona fide offer concerning a proposed acquisition of any assets or capital stock of the Company, the Company shall, in addition to notifying the Purchaser of the receipt of such offer, identify the identity of the proposed buyer.

     7.7  Best Efforts.

     During the Pre-Closing Period, the Company and the Selling Shareholders shall use their Best Efforts to cause the conditions set forth in Section 4.1 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in
Section 5 of this Agreement becoming untrue, in any of the conditions of Closing set forth in Section 4.1 not being satisfied or in the business of the Company becoming materially less valuable.

8.   Pre-Closing Covenants of the Purchaser.

     8.1  Corporate Proceedings.

          (a) The Purchaser shall ensure that resolutions (in form satisfactory to the Purchaser) of the Purchaser Board approving or adopting, as applicable, all necessary further action of the Purchaser Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Purchaser's stockholders of the Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law.

          (b) Prior to or after the signing of this Agreement, the Purchaser will prepare an Information Statement (the "Information Statement"), subject to
                                            ---------------------
Section 7.1(b), and use its Best Efforts to cause the Information Statement and any other disclosure documents deemed appropriate by the Purchaser to be mailed to Selling Shareholders in connection with obtaining the approval of such Selling Shareholders of the Merger and this Agreement and the other Transactional Agreements to which the Purchaser is a party.

     8.2  Access and Investigation.

     The Purchaser shall ensure that, at all times during the Pre-Closing
Period:

          (a) the Purchaser and its representatives provide the Company and its representatives and the Selling Shareholders with free and complete access at reasonable times to the Purchaser's premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser;

          (b) the Purchaser and its representatives provide the Company and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser as the Company may request in good faith; and

          (c) the Purchaser and its representatives compile and provide the Company and its representatives with such additional financial, operating and other data and information regarding the Purchaser as the Company may request in good faith .

     8.3  Filings and Consents.

     Purchaser shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) Purchaser promptly delivers to the Company a copy of each filing made, each material notice given and each material Consent obtained by Purchaser or Merger Sub during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, Purchaser or Merger Sub and the representatives of either cooperate with the Company and its representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

     8.4  Notification.

     During the Pre-Closing Period, Purchaser or Merger Sub shall promptly notify the Company in writing of:

          (a) the discovery by Purchaser of any event, condition, fact or circumstance that constitutes a breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement or in any of the other Transactional Agreements;

          (b) any breach of any covenant or obligation of Purchaser or Merger Sub; and

          (c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.2, impossible or unlikely.

     8.5  Best Efforts.

     During the Pre-Closing Period, each of Purchaser or Merger Sub shall use its Best Efforts to cause the conditions set forth in Section 4.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Section 6 of this Agreement becoming untrue or in any of the conditions of Closing set forth in Section 4.2 not being satisfied or in the business of Purchaser becoming materially less valuable.

9.   Other Agreements.

     9.1  Registration of Company Options.

     Purchaser agrees that as soon as reasonably practicable after the Closing Date, but in no event later than fifteen (15) days following the Closing Date, it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8, in order to register the shares of Common Stock of Purchaser issuable upon exercise of the aforesaid converted Company Options.

     9.2  Confidentiality.

     Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement by and between the Purchaser and the Company, dated as of April 14, 1999.

     9.3  Public Disclosure.

     Unless otherwise required by law (including, without limitation, securities laws) or, as to the Purchaser, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or any Transactional Agreement shall be made by any party hereto unless approved by the Purchaser and the Company prior to release; provided, that such approval shall not be unreasonably withheld, provided, further, that the parties agree and understand that certain disclosures regarding the Transactions may be made to (i) employees of Purchaser and the Company, (ii) third parties whose consent or approval may be required in connection with the Transactions, and (iii) the professional advisors of Purchaser, the Company and the Selling Shareholders, in each case without any prior written consent.

     9.4  No Inconsistent Action.

     None of Purchaser, the Company or the Selling Shareholders shall take any action inconsistent with the treatment of the Merger as a reorganization under
Section 368(a) of the Code.

    9.5  Restrictive Legend.

     All certificates representing the Purchaser Stock deliverable to the Selling Shareholders pursuant to this Agreement and any certificates subsequently issued with respect thereto or in substitution therefor, unless a sale, transfer or other disposition is executed pursuant to one or more of the alternative conditions set forth in Section 5.21(n) shall have occurred, or unless the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied, shall bear a legend substantially as follows, in addition to any legend Purchaser determines is required pursuant to any applicable legal requirement:

     "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Agreement and Plan of Merger dated as of May 3, 1999, a copy of which Agreement and Plan of Merger XOOM.com, Inc. will furnish, without charge, to the holder of this certificate upon written request therefor."

     Purchaser, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for the Purchaser Stock but not as to the certificates for any part of the Purchaser Stock as to which said legend is no longer appropriate when one or more of the alternatives set forth in Section 5.21(n) shall have been satisfied or the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied.

     9.6  Market Stand-Off.

     Notwithstanding anything in this Agreement to the contrary, in connection with any public offering of the capital stock of Purchaser (a "Follow-On
                                                               ---------
Offering"), each Selling Shareholder agrees that, if requested by the managing
--------
underwriter of the Follow-On Offering, such Selling Shareholder shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any Purchaser Stock, without the prior written consent of Purchaser and the managing underwriters of the Follow-On Offering for a period of ninety (90) days from the effective date of the registration statement under the Securities Act relating to such Follow-On Offering and to the extent otherwise permissible under the requirements for a tax-free Merger;

provided, however, that (a) all officers and directors of Purchaser enter into
--------  -------
similar agreements and (b) shares of the Purchaser Stock shall be released from this restriction to the extent such shares are registered pursuant to the Rights Agreement. This restriction shall be binding upon any transferee of the Purchaser Stock and the certificates for the Purchaser Stock shall bear a legend to such effect. In order to enforce the foregoing covenant, Purchaser may impose stop-transfer instructions with respect to the Purchaser Stock until the end of such period.

     9.7  Certain Tax Matters.

          (a) Notwithstanding anything in the contrary in Section 11.5, the Selling Shareholders shall have the right (but not the obligation), at their own expense, to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Company Return involving only periods ending on or before the Closing Date; provided, however, that the Selling Shareholders shall not settle, or compromise
--------  -------
any such audit, etc. without Purchaser's timely and reasonable prior written consent. Nothing in this Section 9.7(a) shall be construed to increase the Selling Shareholders' maximum indemnification limitation as set forth in Sections 11.2(a) and 11.5.

          (b) Except as expressly provided in Section 9.7(a), Section 11.5 shall determine the procedures for defending any other tax audit, examination, investigation, hearing or other proceeding with respect to any Company Return.

          (c)  Purchaser further represents, warrants and covenants as follows:

               (i) Purchaser agrees to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by law or unless advised in writing by counsel to the Company that the Merger will not qualify as such a reorganization.

               (ii) Prior to the Merger, Purchaser will be in "control" of Merger Sub within the meaning of Section 368(c) of the Code.

               (iii) Purchaser has no plan or intention to cause the Surviving Corporation to additional shares of stock after the Merger, or take any other action, that would result in Purchaser losing control of the Surviving Corporation.

               (iv) Purchaser has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with Purchaser or into any other corporation; to sell, distribute or otherwise dispose of the capital stock of the Surviving Corporation; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets (or of any of the assets acquired from Merger Sub) except for dispositions made in the Ordinary Course of Business or transfers permitted under Section 368(a)(2)(C) of the Code or prescribed by
Section 1.368-1(d) that will not affect the Company's satisfaction of the "continuity of business enterprise" requirement under Section 368 of the Code.

               (v) In the Merger, the Surviving Corporation will receive all of the assets of Merger Sub. Following the Merger, the historic business of the Surviving Corporation will be continued or a significant portion of the Surviving Corporation's historic business assets will be used in a business.

               (vi) Following the Merger, Purchaser and the Surviving Corporation will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations.

          (d) The Selling Shareholders further represent, warrant and covenant as follows:

               (i) The Selling Shareholders agree to report the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by law or unless advised in writing by counsel to the Selling Shareholders that the Merger does not constitute such a reorganization.

               (ii) After the Merger, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this Section 9.7, assets of the Company held immediately prior to the Merger include amounts paid or incurred by the Company in connection with the Merger, including amounts used to pay reorganization expenses and all payments, redemptions and distributions (except for regular, normal dividends) made by the Company contemporaneously with, in contemplation of or as part of the Merger.

               (iii) The liabilities of the Company, if any, and the liabilities to which the asof the Company are subject, if any, were or will be incurred by the Company in the Ordinary Course of Business.

               (iv) Except as otherwise provided in Section 12.2, the Company and each of the Selling Shareholders will pay any of its own expenses incurred in connection with the Merger.

               (v) The Company is not under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code.

               (vi)   The Company is not an investment company for purposes of
Section 368(a)(2)(F) of the Code.

               (vii) None of the employee compensation received by any Selling Shareholder-employees the Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock to be surrendered in the Merger. None of the Purchaser Stock received by any Selling Shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any Selling Shareholder who will be an employee or who will provide advisory services for the Company, Merger Sub, Purchaser or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

               (viii) The Company's business conducted immediately before the Effective Time be its "historic business" and its assets held immediately before the Effective Time will be its "historic business assets" for purposes of
Section 368 of the Code.

10.   Termination.

     10.1  Termination Events.

     This Agreement may be terminated prior to Closing:

          (a) by Purchaser if there is a material breach of any covenant or obligation of the Company or the Selling Shareholders and such breach has not been cured within ten (10) business days of after written notice of such breach is given to the Company;

          (b) by the Company if there is a material breach of any covenant or obligation of the Purchaser and such breach has not been cured within ten (10) business days of after written notice of such breach is given to the Purchaser;

          (c) by either the Purchaser or the Company if the Closing has not taken place on or before June 1, 1999; or

          (d)  by the mutual consent of the Purchaser and the Company.

     10.2  Termination Procedures.

     If the Purchaser wishes to terminate this Agreement pursuant to Section 10.1(a) or Section 10.1(c), the Purchaser shall deliver to the Selling Shareholders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(b) or Section 10.1(c), the Company shall deliver to the Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3  Effect of Termination.

     If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, that each party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that Sections 9.2, 9.3, 10, 12.2, 12.3 and
12.11 shall survive the termination of this Agreement.

     10.4  Exclusivity of Termination Rights.

     Except to the extent termination occurs due to the bad faith of the other party, the termination rights and obligations provided in this Section 10 shall be deemed to be exclusive. Subject to the provisions of Section 10.3, the parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

11.   Indemnification, etc.

     11.1  Survival of Representations and Covenants.

          (a) The representations, warranties, covenants and obligations of each party set forth in this Agreement or any other Transactional Agreement shall survive the Closing Date, and any subsequent Acquisition Transaction effected by or otherwise involving the Purchaser or the Company, to the extent provided in this Section 11.1(a). All representations and warranties (as well as covenants and obligations to be performed prior to the Closing Date) of the parties in this Agreement or any other Transactional Agreement shall terminate on the Indemnification Termination Date, unless earlier terminated pursuant to
Section 10.1.

          (b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or the knowledge of, any of the parties or any of their respective representatives.

          (c) For purposes of this Agreement, although each statement or other item of information set forth in the Disclosure Schedule qualifies the specific representation and warranty to which such information refers, all such statements and other items of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Shareholders in this Agreement.

          (d) The representations, warranties, covenants and obligations of the Company or the Selling Shareholders are made to the Purchaser and for the benefit of each Indemnitee (as defined in Section 11.2(a) below).

     11.2  Indemnification by the Selling Shareholders.

          (a) Subject to the remainder of this Section 11.2 and Section 11.6, and to the extent of each Selling Shareholder's pro rata share of the Indemnification Portion only, the Selling Shareholders, covenant and agree to indemnify Purchaser, each of its officers and directors, and each of its agents and representatives engaged to perform services with respect to the transactions contemplated by the Transactional Agreements (collectively, the "Indemnitees"
                                                                 -----------
and individually each an "Indemnitee") from and against any Damages which are
                          ----------
suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim) directly or indirectly arising or resulting from or connected with any breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement or any other Transactional Agreement. Notwithstanding the foregoing, the liability of each Selling Shareholder pursuant to the terms of this Agreement shall not be limited to each Selling Shareholder's pro rata share of the Indemnification Portion for Damages resulting from any fraud or intentional misrepresentation on the part of the Company or the Selling Shareholders; provided, that the liability of each of
                                         --------
the Passive Selling Shareholders for such Damages shall be limited to such Passive Selling Shareholder's pro rata share of the Merger Consideration except to the extent that such Damages result from fraud or intentional misrepresentation on the part of such Passive Selling Shareholder. For purposes of this Section 11.2(a) only, the term "Transactional Agreements" shall not include the Employment and Non-Competition Agreements.

          (b) After Closing, no Person shall be required to indemnify any Indemnitee with respect to any claim for indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of indemnifiable Damages suffered by all Indemnitees subject to indemnification pursuant to this Agreement exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold"), at which point the
                                              ---------
indemnifying Person shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations in this Section
11.2 on the indemnifying Person's indemnification obligations. The aggregation of claims must only reach the Threshold once, and after such point the Indemnitees may seek indemnification for all claims which may arise under this
Section 11.2.

          (c) The Selling Shareholders acknowledge and agree that if there is any breach of any representation, warranty or other provision relating to the Selling Shareholders or the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), then the Purchaser itself shall be deemed, by virtue of its ownership of the Stock, to have incurred Damages, if any, as a result of such breach, and Purchaser shall be entitled to such indemnification as may be available pursuant to the terms of this Section 11. Nothing contained in this
Section 11.2(c) shall have the effect of (i) limiting the circumstances under which the Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that the Purchaser may be deemed to have incurred (whether in connection with any such breach or otherwise), or (iii) limiting the rights of the Purchaser or any of the other Indemnitees under this Section 11.2.

          (d) The number of shares of Purchaser Stock to be released to Purchaser pursuant to the terms of the Escrow Agreement shall be calculated by dividing the dollar amount of the Damages incurred by the Indemnitee by the Average Purchaser Stock Price prior to the date Escrow Agent makes a payment to an Indemnitee.

          (e) The Selling Shareholders are not required to make any indemnification payment hereunder unless a claim is initiated prior to the Indemnification Termination Date in the manner set forth in the Escrow Agreement.

     11.3  No Contribution.

     It is the intention of the parties that after the Closing the remedy for the Purchaser or any Indemnitee seeking indemnification from the Selling Shareholders hereunder shall be a remedy solely against the Selling Shareholders and not against the Company; accordingly, the Selling Shareholders agree to waive any right of contribution or right of indemnity between the Company and such Selling Shareholder in connection with any indemnification obligation of such Selling Shareholder to any Indemnitee arising under the Transactional Agreements. The Selling Shareholders further acknowledge that the waivers, acknowledgments and agreements of such Selling Shareholders contained in this Section are an essential inducement to the Purchaser in entering into this Agreement and agreeing to consummate the Transactions.

     11.4  Setoff.

     In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Section 11 against any amount otherwise payable by such Person hereunder.

     11.5  Defense of Third Party Claims.

     In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, the Company, the Selling Shareholders, any other Indemnitee or any other Person) with respect to which a party hereto may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 11, the party to be indemnified (the "Indemnified Party") shall reasonably promptly, but in any
                     -----------------
event within thirty (30) days following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the

"Indemnifying Party") of such claim or Proceeding by providing notice to the
-------------------
Selling Shareholders. In any such event, the Indemnified Party may proceed with the defense of such claim or Proceeding and the Indemnifying Party shall bear and pay all reasonable costs and expenses (including attorneys fees and costs) in connection with the Indemnified Party's defense of any such claim or Proceeding (whether or not incurred by the Indemnified Party); provided, that all such expenses paid by the Selling

Shareholders, combined with any other indemnification, will in no event exceed the respective indemnification limitations set forth in Section 11.2(a).

     If the Indemnified Party so proceeds with the defense of any such claim or
Proceeding:

          (a) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

          (b) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

          (c) the Indemnified Party shall keep the Selling Shareholders informed of all material developments and events relating to such claim or Proceeding;

          (d) the Selling Shareholders shall have the right to participate in the defense of such claim or Proceeding at their own expense; and

          (e) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Selling Shareholders, which consent shall not be unreasonably withheld.

     11.6  Sole Remedy.

     Other than (i) rights to equitable relief, and (ii) the right to seek recovery for Damages suffered from (x) any fraud or intentional misrepresentation on the part of the Company or the Selling Shareholders and (y) the breach of any covenants or obligations under this Agreement or any of the other Transactional Agreements to be performed after the Closing, the sole remedy available to any Indemnitee or other Person for breaches of this Agreement or the other Transactional Agreements shall be limited to the rights set forth in this Section 11. The maximum aggregate amounts payable by the Company or the Selling Shareholders, as the case may be, to any and all Indemnitees for any and all Damages arising out of, or in connection with, this Agreement, any Transactional Agreement, any certificate, any other document delivered, or any of the Transactions, are the amounts specified as limitations in Section 11.2(a) hereof. In no event will any other Person except the named Indemnitees have any rights to any payments whatsoever.

     11.7 Exercise of Remedies by Indemnitees Other than Purchaser and by Selling Shareholders.

     No Person other than an Indemnitee (or any successor or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser, the Company and the Selling Shareholders (or any successor assignee thereof) shall have consented to the assertion of such indemnification claim or the exercising of such other remedy.

12.   Miscellaneous.

     12.1  Further Assurances.

     Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     12.2  Fees and Expenses.

     Subject to the provisions of this Agreement (including the indemnification and other obligations of the Selling Shareholders pursuant to Section 11), each party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of such party in connection with the Transactions; provided, that, the Selling Shareholders shall bear and pay all fees, costs and expenses incurred on behalf of the Company and the Key Employees in connection with the negotiation of this Agreement and the Transactional Agreements in excess of Forty Thousand Dollars ($40,000).

     12.3  Attorneys' Fees.

     If any legal action or other legal proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.4  Taxes.

          (a) The Selling Shareholders shall be responsible for sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

          (b) In consultation with the Purchaser, the Selling Shareholders shall cause to be filed any Company Returns for periods ending on or before the Closing Date, and shall pay any Tax due thereon. The Selling Shareholders shall prepare all Company Returns due after the Closing Date (the "Final Returns") in conjunction with the Company's accountants (and shall pay any fees due such accountants for their assistance in the preparation of the Final Returns) and in a manner consistent with the Company's previously filed returns; provided that in all events the Final Returns shall be prepared in a manner consistent with applicable law.

     12.5  Governing Law; Arbitration.

          (a) This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

          (b) Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of Purchaser and Selling Shareholders holding at least 75% of the Purchaser Stock allocated to the Selling Shareholders as part of the Merger Consideration, but, if the Purchaser and all of the Selling Shareholders fail to agree, the arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. The place of the arbitration shall be San Francisco, California and the governing law shall be the laws of the State of California in accordance with Section 12.5(a) of this Agreement.

     12.6  Successors and Assigns.

     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and the Indemnitees and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Stock from time to time. None of the parties hereto may assign any of its or their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

     12.7  Entire Agreement.

     The Transactional Agreements, the Schedules and the Exhibits thereto and the other documents contemplated expressly thereby constitute the full and entire understanding and agreement among the parties thereto with regard to the subjects hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

     12.8  Separability.

     In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.9  Amendments.

     This Agreement may be amended or modified only upon the mutual written consent of the Selling Shareholders holding at least 75% of the Purchaser Stock allocated to the Selling Shareholders as part of the Merger Consideration, the Company and the Purchaser. Any amendment or modification effected pursuant to this Section 12.9 shall be binding upon the Selling Shareholders, the Company, the Purchaser and Merger Sub.

     12.10  Notices.

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto), with a confirming copy of any notice by telecopier sent promptly by hand, registered mail, courier or express delivery service:

if to the Company:

MightyMail Networks, Inc.
50 California Street, Suite 470
San Francisco, CA 94111
Attention:  Tyler Peppel
Telecopier: (415) 392-3834

with a copy to:


     Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation Three Embarcadero Center, 7th Floor
     San Francisco, CA 94111
     Attention:  Paul R. Rogers
     Telecopier: (415) 217-5910

if to the Selling Shareholders, to their addresses set forth on the signature page hereof;


if to the Purchaser:


     XOOM.com, Inc.
     300 Montgomery Street
     Third Floor
     San Francisco, California  94104
     Attention: Rajesh A. Aji, Esq.
     Telecopier: 415-445-2526

     with a copy to:


     Morrison & Foerster llp
     425 Market Street
     San Francisco, California 94105
     Attention: Bruce Alan Mann, Esq.
     Telecopier: 415-268-7522

     12.11  Publicity and Use of Confidential Information.

          (a) Notwithstanding anything to the contrary contained in any agreement among the parties hereto, the Purchaser shall have the right to disclose the Company's financial statements and related information, the terms of this Agreement and the identity of the Company to potential investors of the Purchaser, through the use of printed offering materials or otherwise or as otherwise required by applicable legal requirements.

          (b) The Selling Shareholders, on the one hand, and Purchaser, on the other, shall keep strictly confidential, and shall not use, or disclose to any other Person, any non-public document or other information in the Selling Shareholders' possession, on the one hand, and in Purchaser's possession, on the other, that relates directly or indirectly to the business of the Company, the Purchaser or any affiliate of the Purchaser; provided, that Purchaser or the
                                             --------  ----
Selling Shareholders may disclose such non-public information as required by any applicable law or rule to which Purchaser or the Selling Stockholders is subject, including the Exchange Act and the rules of the National Association of Securities Dealers, Inc.

          (c) The Selling Shareholders shall not issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated by or on behalf of the Selling Shareholders without the Purchaser's prior written consent, and the Selling Shareholders shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential.

     12.12  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     12.13  Delays or Omissions; Waivers.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.14  Remedies Cumulative; Specific Performance.

     All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative. Each of the parties agrees that:

          (a) in the event of any breach or threatened breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

          (b) neither the Purchaser nor any other Indemnitee, on the one hand, nor the Selling Shareholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     12.15  Headings.

     The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.16  Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise specified, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     In Witness Whereof, the parties hereto have executed this Agreement and Plan of Merger as of the date set forth in the first paragraph hereof.


Company:                                        MightyMail Networks, Inc.
                                                a California corporation

                                                By: /s/ Tyler Peppel
                                                   --------------------------
                                                   Name: Tyler Peppel
                                                   Title: President


Purchaser:                                       XOOM.com, Inc.
                                                 a Delaware corporation

                                                 By: /s/ Laurent Massa
                                                    -------------------------
                                                     Name: Laurent Massa
                                                     Title: President


Merger Sub:                                      XOOM Acquisition Sub, Inc.
                                                 a Delaware corporation

                                                 By: /s/ Laurent Massa
                                                    -------------------------
                                                     Name: Laurent Massa
                                                     Title: President

Selling Shareholder:

Address:                                /s/ Tyler Peppel
                                        ------------------------------------
50 California Street, Suite 470         Tyler Peppel
San Francisco, CA 94111

Selling Shareholder:

Address:                                /s/ Peter R. Kaufman
                                        ------------------------------------
c/o ETC Direct, Inc.                    Peter R. Kaufman
One Bradley Road, Bldg. 305
Woodbridge, CT 06525

Selling Shareholder:                    McKenzie Webster Limited
                                        a British West Indies Company
Address:

c/o Rolv Heggenhougen
425 Palm Avenue                         By: /s/ Rolv Heggenhougen
Fort Lauderdale, FL 33312                  ---------------------------------
                                             Name: Rolv Heggenhougen
                                             Title:


Selling Shareholder:                    The Virtual Option Inc.

Address:                                By: /s/ Michael Klem
                                           ---------------------------------
6320 Windermere Circle                       Name:  Michael Klem
Rockville, MD 20852                          Title: President
Selling Shareholder:



Selling Shareholder:                    Arba, LLC,
                                        a California limited liability company
Address:

c/o David Pell
Arba Seed Investment Group              By: /s/ David Pell
600 Harrison Street, #100                  -----------------------------------
San Francisco, CA 94107                       Name: David Pell
                                              Title:

Selling Shareholder:

Address:                                  /s/ Jody Sherman
                                          -------------------------------
1690 lark Avenue                               Jody Sherman
Redwood City, CA 94061

Selling Shareholder:

Address:                                  /s/ Lowell Kaufman
                                          -------------------------------
1690 lark Avenue                               Lowell Kaufman
Redwood City, CA 94061

Selling Shareholder:                      Amicus Investments, LLC,
                                          a California limited liability company
Address:

c/o Bob Zipp
188 The Embarcadero, Third Floor          By: /s/ Bob Zipp
San Francisco, CA 94105                      ----------------------------
                                               Name: Bob Zipp
                                               Title:

                        Index of Schedules and Exhibits

Schedule I                 Schedule of Selling Shareholders

Schedule II                Schedule of Company Options

Schedule III               Disclosure Schedule

Exhibit A                  Certain Definitions

Exhibit B                  Form of Escrow Agreement

Exhibit C                  Form of Registration Rights Agreement

Exhibit D                  Form of Employment and Non-Competition Agreement

Exhibit E                  Form of Legal Opinion of Howard, Rice, Nemerovski,
                           Canady, Falk & Rabkin

Exhibit F                  Form of Legal Opinion of Morrison & Foerster LLP,
                           counsel to Purchaser

Exhibit G                  Financial Statements of the Company

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                          Agreement and Plan of Merger

                                   Exhibit A

                              Certain Definitions

     For purposes of this Agreement:

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

     (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the Ordinary Course of Business);

     (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

     (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all other schedules and exhibits attached thereto), as it may be amended from time to time.

     Average Purchaser Stock Price. "Average Purchaser Stock Price" shall refer to the lesser of (i) the average of the closing price of the Common Stock of the Purchaser on the Nasdaq Stock Market for the twenty (20) trading days ending on the last trading day prior to a given date, or (ii) the closing price of the Common Stock of the Purchaser on the Nasdaq Stock Market on the last trading day on the day prior to a given date.

     Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

     Certificates. "Certificates" shall have the meaning specified in Section 3.2(a).

     Closing.  "Closing" shall have the meaning specified in Section 3.4.

     Closing Date.  "Closing Date" shall have the meaning specified in Section
3.4.

     Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Common Stock. "Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

     Company. "Company" shall mean MightyMail Networks, Inc., a California corporation.

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

     Company Board. "Company Board" shall mean the members of the board of directors of the Company.

     Company Closing Certificate. "Company Closing Certificate" shall have the meaning specified in Section 4.1(c)(vi).

     Company Contract. "Company Contract" shall mean any contract listed on the Disclosure Schedule.

     Company Options. "Company Options" shall refer to those options granted by the Company, or proposed to be granted prior to the Closing Date, to purchase shares of the Common Stock of the Company as set forth on Schedule II attached hereto.

     Company Preferred Stock. "Company Preferred Stock" shall have the meaning specified in Section 5.3(a).

     Company Returns.  "Company Returns" shall have the meaning specified in
Section 5.14(b).

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Constituent Corporations. "Constituent Corporations" shall refer to the Company and Merger Sub.

     Contract. "Contract" shall mean, with respect to any Person, any written or oral or other contract, arrangement or other agreement to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee resulting from, but not limited to, the defense of third party claims pursuant to Section 11.5 of this Agreement, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     Defined Benefit Plan. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     Disclosure Schedule. "Disclosure Schedule" shall have the meaning specified in the introductory paragraph to Section 5.

     Disclosure Schedule Update. "Disclosure Schedule Update" shall have the meaning specified in Section 7.5(b).

     Dissenting Holder.  "Dissenting Holder" shall have the meaning specified in
Section 3.6(a).

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

     Dissenting Shares.  "Dissenting Shares" shall have the meaning specified in
Section 3.6(a).

     Effective Time.  "Effective Time" shall have the meaning specified in
Section 1.2.

     Employment and Non-Competition Agreement. "Employment and Non-Competition Agreement" shall refer to the employment contract by and between Purchaser and each of the Key Employees substantially in the form of Exhibits E.

     End-User Licenses.  "End-User Licenses" shall have the meaning specified in
Section 5.6.

     Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

     Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign legal requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Escrow Account. "Escrow Account" shall have the mean the account into which the Holdback Amount is deposited.

     Escrow Agent.  "Escrow Agent" shall refer to USBank Trust, N.A.

     Escrow Agreement.  "Escrow Agreement" shall have the meaning specified in
Section 1.4.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Exchange Ratio.  "Exchange Ratio" shall have the meaning specified in
Section 3.1(b).

     Final Returns. "Final Returns" shall have the meaning specified in Section 12.4(b).

     Financial Statements. "Financial Statements" shall have the meaning specified in Section 5.8(a).

     First Milestone Date. "First Milestone Date" shall have the meaning specified in Section 4.1 of the Escrow Agreement.

     Follow-On Offering. "Follow-On Offering" shall have the meaning specified in Section 9.6.

     GAAP.  "GAAP" shall mean generally accepted accounting principles.

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

     Governmental Authorization.  "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, approval, consent, permission, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement; or

     (b)  right under any Contract with any Governmental Body.

     Governmental Body.  "Governmental Body" shall mean any:

     (a) nation, principality, state, province, territory, county, municipality, district or other jurisdiction of any nature;

     (b)  federal, state, local, municipal, foreign or other government; or

     (c) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Materials. "Hazardous Material" shall mean any substance, chemical, waste or other material which is or may be listed, defined or otherwise identified as hazardous, toxic or dangerous under any legal requirement, as well as any asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. (S)(S) 2011 et seq.

     Holdback Amount.  "Holdback Amount" shall have the meaning specified in
Section 1.4.

     Indemnification Portion. "Indemnification Portion" shall have the meaning specified in Section 1.1 of the Escrow Agreement.

     Indemnification Termination Date. "Indemnification Termination Date" shall have the meaning specified in Section 3.2 of the Escrow Agreement.

     Indemnified Party.  "Indemnified Party" shall have the meaning specified in
Section 11.6.

     Indemnifying Party. "Indemnifying Party" shall have the meaning specified in Section 11.6.

     Indemnitee.  "Indemnitee" shall have the meaning specified in Section
11.2(a).

     Information Statement. "Information Statement" shall have the meaning specified in Section 8.1(b).

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

     Key Employees. "Key Employees" shall refer to each of Tyler Peppel, Jody Sherman and Lowell Kaufman.

     Leased Premises. "Leased Premises" shall mean the premises and facilities identified in Part 5.9(d) of the Disclosure Schedule.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Member of the Controlled Group. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     Merger.  "Merger" shall have the meaning specified in Recital A.

     Merger Consideration. "Merger Consideration" shall have the meaning specified in Section 1.3.

     Merger Sub. "Merger Sub" shall refer to XOOM Acquisition Sub, Inc., a Delaware corporation.

     Merger Sub Board. "Merger Sub Board" shall refer to the Board of Directors of Merger Sub.

     Milestone Portion.  "Milestone Portion" shall have the meaning specified in
Section 1.1 of the Escrow Agreement.

     Multiemployer Plan.  "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

     Option Plan. "Option Plan" shall have the meaning specified in Section 3.1(c)(i).

     Option Pool. "Option Pool" shall mean the number of shares of Common Stock reserved for the grant of options under the Option Plan.

     Order.  "Order" shall mean any:

     (a) order, judgment, injunction, edict, decree, ruling, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

     (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

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

     Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

     (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal day to day operations;

     (b) such action is taken in accordance with sound and prudent business practices;

     (c) such action is not required to be authorized by the Company's shareholders, the Company Board or any committee of the Company Board and does not require any other separate or special authorization of any nature; and

     (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to the Company's business.

     Passive Selling Shareholders. "Passive Selling Shareholders" shall refer to Peter Kaufman, The Virtual Option Inc. and Arba Seed Investments.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Plans.  "Plans" shall have the meaning specified in Section 5.23(a).

     Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of this Agreement until the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), hearing, inquiry, audit or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Purchaser.  "Purchaser" shall mean XOOM.com, Inc., a Delaware corporation.

     Purchaser Board. "Purchaser Board" shall refer to the Board of Directors of Purchaser.

     Purchaser Closing Certificate. "Purchaser Closing Certificate" hall have the meaning specified in Section 4.2(c)(v).

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

     Purchaser Contract. "Purchaser Contract" shall refer to those contracts required by Regulation S-K to be filed in connection with the Purchaser SEC Reports.

     Purchaser Option Plan. "Purchaser Option Plan" shall refer to the 1998 Stock Incentive Plan of Purchaser.

     Purchaser SEC Reports. "Purchaser SEC Reports" shall have the meaning specified in Section 6.7(a).

     Purchaser Stock. "Purchaser Stock" shall refer to the Common Stock of Purchaser, par value $.0001 per share, to be issued in connection with the Transactions.

     Related Party.  Each of the following shall be deemed to be a "Related
Party":

     (a)  the Selling Shareholders;

     (b) each individual who is, or who has at any time been, an officer of the Selling Shareholders or the Company;

     (c) each member of the family of each of the individuals referred to in clause (b) above; and

     (d) any Entity (other than the Selling Shareholders or the Company) in which any one of the Persons referred to in clause (a), (b) or (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     Rights Agreement. "Rights Agreement" shall refer to that certain Registration Rights Agreement by and among the Purchaser and the Selling Shareholders substantially in the form of Exhibit C attached hereto.

     SEC.  "SEC" shall mean the Securities and Exchange Commission.

     Second Milestone Date. "Second Milestone Date" shall have the meaning specified in Section 4.2 of the Escrow Agreement.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Selling Shareholders. "Selling Shareholders" shall refer to those individuals and Entities listed on Schedule I hereto.

     Selling Shareholders Closing Certificate. "Selling Shareholders Closing Certificate" shall have the meaning specified in Section 4.1(c)(vi).

     Stock.  "Stock" shall have the meaning specified in Section 3.1(b).

     Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1.

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

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or in the future may be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or in the future may be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

     Threshold.  "Threshold" shall have the meaning specified in Section
11.2(b).

     Transaction Expenses. "Transaction Expenses" shall mean all fees, costs and expenses including, without limitation all attorneys' fees, that have been incurred or that are in the future incurred by or on behalf of the Company or the Selling Shareholders in connection with the sale of the Stock and the preparation, execution and delivery of the Transactional Agreements.

     Transactional Agreements. "Transactional Agreements" shall mean the Agreement, the Rights Agreement, the Employment and Non-Competition Agreement, the Escrow Agreement, the Selling Shareholders and Company Closing Certificates, the Purchaser Closing Certificate, and all other agreements, certificates and instruments executed or contemplated to be executed by any of the parties hereto in connection with the Transactions.

     Transactions. "Transactions" shall mean (a) the execution and delivery of this Agreement and the other Transactional Agreements and (b) all the transactions contemplated by this Agreement and the other Transactional Agreements.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 5.8(a)(ii).

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